EXHIBIT 99.1

News Release

Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2337 tlampen@choiceone.com

ChoiceOne Financial Announces Earnings For Third Quarter 2017

Sparta, Michigan – October 25, 2017 – ChoiceOne Financial Services, Inc. (OTC:COFS), the parent company for ChoiceOne Bank, reported net income of $1,720,000 for the third quarter of 2017 compared to $1,683,000 in the same period in 2016. Earnings per share were $0.50 in the third quarter of 2017 compared to an adjusted $0.50 in the third quarter of the prior year. Net income for the first nine months of 2017 was $4,801,000 or $1.39 per share, compared to $4,402,000 or an adjusted $1.28 per share in the prior year. Per share amounts for the prior year have been adjusted for the 5% stock dividend paid on May 31, 2017.

“We continue to experience record quarter and record year to date net income as a result of strong organic growth throughout the organization,” said Kelly Potes, President and Chief Executive Officer of ChoiceOne Financial Services, Inc. “Our focus on superior service and quality advice has certainly added to the bottom line. It is reassuring to see our business practices rewarded with growth.”

Total assets as of September 30, 2017, grew to $642 million, compared to $630 million as of June 30, 2017 and $607 million as of December 31, 2016, which represented growth of $12.0 million and $34.7 million for the quarter and first nine months of 2017, respectively. Net loans have grown $14.5 million since June 30, 2017 and $25.2 million since December 31, 2016. Loan growth and higher interest rates on new loans led to 2017 third quarter loan interest income of $4.6 million, which was $382,000 higher than the same period in 2016. Total deposits grew 10% or $48.5 million from third quarter 2016 to third quarter 2017, which helped to fund loans.

ChoiceOne recorded a $95,000 provision for loan losses during the third quarter of 2017 as a result of loan growth and charge-offs experienced during the first nine months of the year. Nonperforming loans were down $384,000 from the prior quarter and $1.1 million since the end of 2016.

Mortgage sales volume was lower in the current quarter and first nine months of 2017 than the same periods in 2016. This was primarily due to higher interest rates and a relatively low inventory of homes available for sale in ChoiceOne’s primary markets. This decline in mortgage fee income was partially offset by increases in customer service charges, gains on sales of securities, and earnings on life insurance policies in the third quarter of 2017 compared to the third quarter of 2016.

Total noninterest expense decreased $128,000 in the first nine months of 2017 compared to the same period in 2016, primarily due to lower intangible amortization expenses.

“Our quarterly net income in excess of $1.7 million is a first for ChoiceOne,” said Potes. “We will continue to focus on growth and strengthening client relationships as we strive to be the best bank in Michigan.”

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About ChoiceOne

ChoiceOne Financial Services, Inc. is a financial holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank, Member FDIC. ChoiceOne Bank operates 12 full service offices and one loan production office in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. ChoiceOne Financial Services, Inc. common stock is quoted on the OTC under the symbol “COFS.” For more information, please visit Investor Relations at ChoiceOne’s website at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “predicts,” “projects,” “may,” “could,” “look forward,” “continue”, “future” and variations of such words and similar expressions are intended to identify such forward-looking statements. Management’s determination of the provision and allowance for loan losses, the carrying value of goodwill and loan servicing rights, and the fair value of investment securities (including whether any impairment on any investment security is temporary or other than temporary and the amount of any impairment) and management’s assumptions concerning pension and other postretirement benefit plans involve judgments that are inherently forward-looking. These statements reflect management’s current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions (“risk factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed, implied or forecasted in such forward-looking statements. Furthermore, ChoiceOne undertakes no obligation to update, amend, or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Risk factors include, but are not limited to, the risk factors described in Item 1A in ChoiceOne Financial Services, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2016. These and other factors are representative of the risk factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616)887-2337 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.

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Condensed Balance Sheets
(Unaudited)

(In thousands)	9/30/2017	6/30/2017	12/31/2016	9/30/2016
Cash and Cash Equivalents	$12,725	$17,050	$14,809	$12,644
Securities	176,873	184,015	177,955	180,696
Loans Held For Sale	2,378	1,990	1,974	2,838
Loans to Other Financial Institutions	13,293	4,162	—	—
Loans, Net of Allowance For Loan Losses	389,874	375,350	364,723	358,326
Premises and Equipment	12,271	12,473	12,588	12,394
Cash Surrender Value of Life Insurance Policies	14,415	14,315	14,117	12,526
Goodwill and Other Intangible Assets	13,728	13,728	13,728	13,771
Other Assets	6,495	6,984	7,477	5,469

Total Assets	$642,052	$630,067	$607,371	$598,664

Noninterest-bearing Deposits	$136,542	$133,956	$127,611	$123,609
Interest-bearing Deposits	389,296	390,388	384,775	353,778
Borrowings	36,720	26,586	20,214	44,350
Other Liabilities	3,188	3,609	3,073	3,348

Total Liabilities	565,746	554,539	535,673	525,085

Shareholders’ Equity	76,306	75,528	71,698	72,397

Total Liabilities and Shareholders’ Equity	$642,052	$630,067	$607,371	$597,482

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Condensed Statements of Income
(Unaudited)

	Three Months Ended		Nine Months Ended
(In Thousands, Except Per Share Data)	9/30/2017	9/30/2016	9/30/2017	9/30/2016
Interest Income
Loans, including fees	$4,592	$4,210	$13,157	$12,293
Securities and other	1,032	957	3,053	2,833
Total Interest Income	5,624	5,167	16,210	15,126

Interest Expense
Deposits	320	190	861	599
Borrowings	65	46	178	126
Total Interest Expense	385	236	1,039	725

Net Interest Income	5,239	4,931	15,171	14,401
Provision for Loan Losses	95	—	120	—

Net Interest Income After Provision for Loan Losses	5,144	4,931	15,051	14,401

Noninterest Income
Customer service charges	1,058	1,030	3,081	3,020
Insurance and investment commissions	260	290	760	740
Gains on sales of loans	355	508	920	1,345
Gains on sales of securities	51	28	177	255
Earnings on life insurance policies	100	88	299	265
Other income	159	121	420	334
Total Noninterest Income	1,983	2,065	5,657	5,959

Noninterest Expense
Salaries and benefits	2,619	2,542	7,725	7,519
Occupancy and equipment	702	626	2,099	1,959
Data processing	551	556	1,681	1,654
Professional fees	286	232	778	700
Other expenses	633	713	1,956	2,535
Total Noninterest Expense	4,791	4,669	14,239	14,367

Income Before Income Tax	2,336	2,327	6,469	5,993
Income Tax Expense	616	644	1,668	1,591

Net Income	$1,720	$1,683	$4,801	$4,402

Basic Earnings Per Share	$0.50	$0.50	$1.39	$1.28
Diluted Earnings Per Share	$0.50	$0.50	$1.39	$1.28

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